AMENDMENT NO. 1
                 TO AGREEMENT AND PLAN OF MERGER

      This is Amendment No. 1, dated as of May 28, 1998 (this "Amendment"), to the Agreement and Plan of Merger, dated for reference purposes May 6, 1998 (the "Merger Agreement"), by and among Reptron Electronics, Inc., a Florida corporation ("Reptron"), Lake Huron Investment Corporation, a Florida corporation and a wholly-owned subsidiary of Reptron ("Huron"), HECO Holding Corporation, an Oregon corporation (the "Company"), OECO, LLC, a Delaware limited liability company ("OECO-LLC"), and a Shareholder Representative.


                      W I T N E S S E T H:

      WHEREAS, Reptron, Huron, the Company, OECO-LLC, and the
Shareholder Representative have agreed to amend the Merger
Agreement, subject to the terms and conditions of this Amendment;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

1.Definitions

    Capitalized terms used but not defined herein are used as defined in the Merger Agreement.

2.Amendments to the Merger Agreement

    (a) The preamble to the Merger Agreement is hereby amended and restated in its entirety as follows:

    "This Agreement and Plan of Merger, dated for reference
     purposes May 6, 1998 (this "Agreement"), is by and among Reptron Electronics, Inc., a Florida corporation ("Reptron"), Lake Huron Investment Corporation, a Florida corporation and a wholly-owned subsidiary of Reptron ("Huron"), HECO Holding Corporation, an Oregon corporation (the "Company"), OECO, LLC, a Delaware limited liability company ("OECO-LLC"), and, for the limited purposes specified herein, John F. Lillicrop as Shareholder Representative (the "Shareholder Representative")."
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    (b)   The first sentence of Section 7.2(e) of the Merger
Agreement is hereby amended and restated in its entirety to read as follows:

    "The Company shall have delivered to Reptron a certificate or certificates, dated as of the Closing Date, of the Chief Executive Officers and the Chief Financial Officers of the Company and the Subsidiary, respectively, to the effect that (i) they are familiar with the provisions of this Agreement and (ii) to their Knowledge, the conditions specified in Section 7.2(d) have been satisfied."

    (c) Section 8.2(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    "The holders of a majority of the Units of OECO-LLC may replace the Shareholder Representative at any time with a substitute Shareholder Representative who shall have all the powers and responsibilities of the Shareholder
    Representative set forth in this Article VIII."

    (d) Section 8.7 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    "All interest paid on the General Escrow Fund shall become part of the General Escrow Fund and shall serve as security for both principal and interest with respect to amounts owed by Reptron pursuant to this Agreement and deferred pursuant to Section 3.2(a). On the termination date of the General Escrow Fund, the balance of the General Escrow Fund, including interest thereon, shall be transmitted by the Escrow Agent to an account designated by the Shareholder Representative. All interest paid on each Escrow Fund other than the General Escrow Fund shall be allocated the termination date of such Escrow Fund between the Indemnified Parties and the Shareholder Representative on behalf of the Shareholders in proportion to the distributions received by the Indemnified Parties and the Shareholder Representative on behalf of the Shareholders from such Escrow Fund "

    (e) Section 8.10(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    "Subject to the limitation that written notice of any claim for payment from the General Escrow Fund must be given to the Escrow Agent and the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Reptron in accordance with Section 10.2, not later than the Escrow Termination Date, from time to time as an Indemnified Party determines that it is entitled to an indemnification payment from the General Escrow Fund for a claim under subsection 8.3(a) above, the Indemnified Party shall give written notice of the claim in accordance with Section 8.8 or 8.9, to the Escrow Agent and the Shareholder Representative describing in such notice the nature of the claim, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in this Agreement on which the claim is based."

3.Exhibits

Attached to this Amendment are true and correct copies of all Exhibits to the Merger Agreement.

4.Miscellaneous

     Except as expressly amended and modified hereby, the Merger Agreement is hereby reaffirmed and remains in full force and effect. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall be governed by, and construed under, the laws of Florida.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized representatives as of the date first above written.


REPTRON:                             REPTRON ELECTRONICS, INC.


                                By:_/s/Michael L Musto
                                    Michael L. Musto
                                    Chief Executive Officer

HURON:                               LAKE HURON INVESTMENT
                                     CORPORATION


                                By:  /s/Michael L. Musto
                                    Michael L. Musto,
                                    Chief Executive Officer


COMPANY:                             HECO HOLDING CORPORATION


                                By:  /s/John F. Lillicrop
                                     John F. Lillicrop
                                     President

OECO-LLC:                            OECO, LLC


                                By:  /s/John F. Lillicrop
                                     John F. Lillicrop
                                     Chief Executive Officer

                                     SHAREHOLDER REPRESENTATIVE:
                                     /s/John F. Lillicrop
                                     John F. Lillicrop